Exhibit 99.1

Summit Materials, Inc. Reports Fourth Quarter and Full Year 2020 Results
- Record 2020 Net Income Attributable to Summit Inc of $138.0 million
- 4Q Net Income Attributable to Summit Inc. of $35.2 million
- Leverage ratio improved to 3.2x
- Record Full Year 2020 Adjusted EBITDA of $485.0 million, an increase of 5.1%

DENVER, CO. - (February 23, 2021) - Summit Materials, Inc. (NYSE: SUM, “Summit,” "Summit Inc." or the “Company”), a leading vertically integrated construction materials company, today announced results for the fourth quarter and full year 2020.

For the three months ended January 2, 2021, the Company reported net income attributable to Summit Inc. of $35.2 million, or $0.31 per basic share, compared to net income attributable to Summit Inc. of $35.7 million, or $0.32 per basic share in the comparable prior year period. Summit reported adjusted diluted net income of $28.8 million, or $0.25 per adjusted diluted share as compared to adjusted diluted net income of $71.5 million, or $0.62 per adjusted diluted share in the prior year period. For the full year 2020, net income attributable to Summit Inc. was $138.0 million, or $1.21 per basic share, compared to $59.1 million, or $0.53 per basic share, in 2019.

Summit's net revenue increased 13.0% in the fourth quarter of 2020 to $571.9 million, compared to $506.3 million in the fourth quarter of 2019, on higher ready-mix concrete, aggregates, asphalt and paving revenue, relative to a year ago. Net revenue increased $104.1 million to $2,134.8 million in the year ended January 2, 2021, resulting from growth in all lines of business other than cement.

The Company reported operating income of $66.2 million in the fourth quarter 2020, compared to $59.9 million in the prior year period, and operating income of $225.2 million in the full year 2020, compared to $213.6 million in 2019. Operating income increased by $11.6 million, or 5.4%, in 2020 as compared to 2019, primarily due to net revenue gains, partially offset by higher G&A costs due in part to a management transition that occurred earlier in the year. Summit's operating margin percentage for the three and twelve months ended January 2, 2021 decreased to 11.6% from 11.8%, and was unchanged at 10.5% respectively, from the comparable period a year ago, due to the factors noted above.

Adjusted EBITDA increased in the fourth quarter to $130.6 million as compared to $121.1 million in the fourth quarter 2019, and for full year 2020 Adjusted EBITDA increased to $485.0 million from $461.5 million in 2019.

For the three months ended January 2, 2021, sales volumes increased 24.7% in aggregates, 4.5% in cement, 6.4% in ready-mix concrete and 20.3% in asphalt relative to the same period last year. Organic average selling prices for aggregates decreased 3.6% in the fourth quarter of 2020 due to changes in product mix relative to a year ago as the fourth quarter 2019 included a contribution from flood repair work. Inclusive of acquisitions, average selling prices in the fourth quarter of 2020 decreased 6.2% in aggregates, and increased 2.8% in cement, 3.2% in ready-mix concrete and 2.1% in asphalt. For the full year 2020, sales volumes increased 9.5% in aggregates, 5.0% in ready-mix concrete and 4.7% in asphalt, and decreased 4.6% in cement. Average selling prices in full year 2020 decreased 2.0% in aggregates due to product mix, and increased 1.5% in cement, 4.7% in ready-mix concrete and 1.4% in asphalt. On a mix-adjusted basis, aggregates prices increased 1.7%.

Anne Noonan, CEO of Summit Materials, commented, "Summit delivered a strong finish to 2020 as migration trends continued to favor our rural and exurban markets, which directly benefited residential construction activity. In many of our key states, public spending activity was resilient and we had more working days. We are reporting record annual net income, Adjusted EBITDA and free cash flow. We are focused on sustainable growth with investments in greenfields and end markets that are underpinned by strong growth fundamentals. Our leverage ratio declined to 3.2x at year end, down from 3.6x a year ago. Most importantly, we continue to vigilantly practice safety and distancing protocols in response to the COVID-19 outbreak."

As of January 2, 2021, the Company had $418.2 million in cash and $1.9 billion in debt outstanding. The Company's $345 million revolving credit facility has $329 million available after letters of credit. For the year ended January 2, 2021, cash flow provided by operations was $408.9 million while cash paid for capital equipment was $177.2 million. Brian Harris, CFO of Summit Materials added, "Record annual net income and improved working capital management resulted in record annual free cash flow of $245.6 million. We ended 2020 at 3.2x leverage, which is the lowest year-end leverage ratio in Summit's history, combined with nearly $750 million in available liquidity."

For the full year 2021, Summit is currently projecting Adjusted EBITDA of approximately $490 million to $520 million.

The Company is announcing 2021 capital expenditure guidance of $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Full-Year 2020 | Results by Line of Business

Aggregates Business: Aggregates net revenues were $498.0 million in 2020, compared to $469.7 million the prior year. Aggregates adjusted cash gross profit margin decreased to 59.2% in 2020 compared to 60.2% on a combination of higher volumes, and product mix. Aggregates sales volumes increased 9.5% in 2020, when compared to the prior year period on higher organic volume growth, particularly in Texas, Utah, and Kansas. Average selling prices for aggregates decreased 2.0% in 2020 when compared to the prior year period, which included some favorably priced levee repair work in 2019. On a mix-adjusted basis, Summit estimates that aggregates prices increased by approximately 1.7% in 2020.

Cement Business: Cement segment net revenues decreased 6.9% to $270.6 million in 2020 when compared to the prior year period. Cement adjusted cash gross profit margin decreased to 39.6%, compared to 40.3% in the prior year. Organic sales volume of cement decreased 4.6% in 2020 when compared to the prior year. Organic average selling prices on cement increased 1.5% in 2020 relative to 2019. In addition, our solid waste processing facility continued to undergo repairs related to an explosion that occurred in April 2020. The full year 2020 impact was approximately $14 million of foregone adjusted EBITDA.

Products Business: Products net revenues were $1,069.0 million in 2020, compared to $988.6 million in the prior year. Products adjusted cash gross profit margin increased to 23.8%, versus 22.1% in the prior year. Our organic average sales price for ready-mix concrete increased 4.7%, coupled with a 5.0% increase in organic sales volumes of ready-mix concrete, led by higher volumes in Utah and Kansas. Our organic average sales price for asphalt increased 1.4% while we had a 4.7% increase in asphalt organic sales volumes, driven in part by volume growth in Texas, Kansas and Virginia.

Fourth Quarter 2020 | Results by Line of Business

Aggregates Business: Aggregates net revenues increased by $19.8 million to $135.5 million in the fourth quarter 2020 when compared to the prior year period. Aggregates adjusted cash gross profit margin decreased to 57.6% in the fourth quarter 2020 as compared to 61.9% in the fourth quarter 2019 on differences in product mix. Aggregates sales volumes increased 24.7% in the fourth quarter 2020 when compared to the prior year period on higher volumes in Texas, partially offset by lower volumes in Missouri and Kansas. Average selling prices for aggregates decreased 6.2% in the fourth quarter 2020, reflecting acquisition related volumes. On an organic basis, average selling prices for aggregates decreased 3.6%. On a mix-adjusted basis, Summit estimates that aggregates prices increased by approximately 1.7% in 2020.

Cement Business: Cement segment net revenues increased 3.3% to $72.2 million in the fourth quarter 2020, when compared to the prior year period, on higher sales volume of cement. Cement adjusted cash gross profit margin increased to 47.5% in the fourth quarter, compared to 45.4% in the prior year period, as higher volumes resulted in lower unit plant costs. In addition, our solid waste processing facility continued to undergo repairs related to an explosion that occurred in April 2020. The Adjusted EBITDA impact from the down time at the facility was approximately $4.2 million in the fourth quarter 2020. Sales volume of cement increased 4.5% in the fourth quarter and average selling prices increased 2.8% when compared to the prior year period.

Products Business: Products net revenues were $286.0 million in the fourth quarter 2020, compared to $251.4 million in the prior year period. Products adjusted cash gross profit margin increased to 24.0% in the fourth quarter, versus 23.9% in the prior year period. Our organic average sales price for ready-mix concrete increased 3.2% and organic sales volumes of ready-mix concrete increased 6.4%, as higher volumes in residential construction markets were offset by flat to slightly lower volumes in other parts of Texas (Permian) and Kentucky. Our organic average sales price for asphalt increased 2.1%, while asphalt organic sales volumes increased 20.3%, as lower volume in Kentucky was offset by higher volumes in North Texas and Kansas.

Full-Year 2020 | Results By Reporting Segment

Net revenue increased by 5.1% to $2.1 billion in 2020, versus $2.0 billion in 2019. The increase in consolidated net revenue relative to 2019 was primarily attributable to a 12.2% increase in West Segment net revenue, partially offset by a 0.1% decrease in East Segment net revenue, combined with a 6.9% decrease in Cement Segment net revenue. The Company reported operating income of $225.2 million in 2020, compared to $213.6 million in the prior year. Adjusted EBITDA was $485.0 million in 2020, an increase of 5.1% compared to $461.5 million in 2019.

West Segment: The West Segment reported operating income of $176.5 million in 2020, compared to $109.2 million in 2019, due to higher revenue from all lines of business. Adjusted EBITDA increased to $271.1 million in 2020, an increase of 32.2% compared to $205.0 million in 2019.  Aggregates revenue in 2020 increased 15.9% over 2019, partly as a result of a 4.4% increase in organic volumes, led by volume growth in Texas, and a 1.8% increase in organic average selling prices. Ready-mix concrete revenue in 2020 increased 7.8% over 2019, reflecting improved weather conditions relative to a year ago. Organic ready-mix concrete volumes increased 3.0% while organic average sales prices increased 4.7%. Asphalt revenue increased by 12.7% in 2020, as organic volumes increased 10.3% and average sales prices increased 2.9% compared to 2019. The Company completed the acquisition of Multisources of Houston, Texas and Valley Gravel of Abbotsford, British Columbia, in 2020, both of which are primarily aggregates businesses.

East Segment: The East Segment reported operating income of $69.8 million in 2020, compared to $101.8 million in 2019, primarily due to decreased asphalt and paving activity in Kentucky. Adjusted EBITDA decreased to $162.3 million in 2020, compared to $187.6 million in 2019. Aggregates net revenue increased 1.3%, primarily due to a 3.0% increase in organic volume despite a decrease in organic average sales prices of 2.1%, as sales prices decreased in Missouri relative to 2019, which included more higher priced flood and levy volumes related to public repair work. Organic ready-mix concrete revenue increased 16.4% due to a 11.2% increase in volume and a 4.6% increase in price. Organic asphalt revenue decreased 18.8%, reflecting a 7.9% decrease in volume, combined with a 3.3% decrease in price, reflecting less activity in Kentucky, partially offset by higher volume in Kansas and Virginia.

Cement Segment: The Cement Segment reported operating income of $55.3 million in 2020, compared to $64.7 million in 2019. Adjusted EBITDA declined to $93.0 million in 2020, compared to $103.4 million in 2019. Cement Segment revenue decreased 6.9%, reflecting a 4.6%

decrease in volume despite a 1.5% increase in price. Cement segment operating income declined in part due to lower sales volumes related to COVID-19, notably in our southern markets. Additionally, our solid waste processing facility that provides fuel for one of our plants remained closed to processing solid waste due to an explosion in April 2020, which increased our operating costs.

Fourth Quarter 2020 | Results By Reporting Segment

Net revenue increased by 13.0% to $571.9 million in the fourth quarter 2020, versus $506.3 million in the prior year period on higher volume in all lines of business. Aggregates reported average selling prices declined 6.2% in the fourth quarter 2020 relative to the prior year, but on a product mix adjusted basis, year to date aggregates pricing has increased approximately 2.1%. The Company reported operating income of $66.2 million in the fourth quarter 2020, compared to $59.9 million in the prior year period.

Net income decreased to $36.3 million in the fourth quarter of 2020, compared to income of $36.4 million in the prior year period. Adjusted EBITDA increased 7.9% to $130.6 million in the fourth quarter of 2020, compared to $121.1 million in the prior year period on higher revenue.

West Segment: The West Segment reported operating income of $47.2 million in the fourth quarter 2020, compared to $30.7 million in the prior year period. Adjusted EBITDA increased to $74.2 million in the fourth quarter 2020, compared to $53.9 million in the prior year period. Improvements in operating income reflected increased demand for aggregates and ready-mix concrete in Utah and Texas. Aggregates revenue in the fourth quarter increased 43.1% over the prior year period, while organic volumes and average sales prices increased 15.9% and 2.3%, respectively. Ready-mix concrete revenue in the fourth quarter 2020 increased 12.3% over the prior year period, as organic volumes increased 8.8% and organic average sales prices increased 3.3%, reflecting favorable market conditions in Utah and Texas. Asphalt revenue increased by 38.9% in the fourth quarter 2020 over the prior year period. Asphalt volumes increased 33.5%, reflecting higher demand in Texas and Utah, and sales prices increased 4.0%.

East Segment: The East Segment reported operating income of $20.8 million in the fourth quarter 2020, compared to $29.8 million in the prior year period as lower asphalt revenues due to the ongoing fiscal constraints in Kentucky more than offset strength in ready-mix concrete. Adjusted EBITDA decreased to $42.4 million in the fourth quarter 2020, compared to $53.1 million in the prior year period. Aggregates revenue decreased 0.3%, as average selling prices decreased 7.0% on a difference in product mix from the year-ago quarter, which reflected significant flood repair work. The decrease in revenue was partially offset by a 6.4% increase in organic volumes on higher volumes in Kansas, Kentucky, and Virginia. Ready-mix concrete revenue increased 2.7% as organic average selling prices increased 2.7% due in part to wind farm work in Kansas. Asphalt revenue decreased 12.1% as organic volumes decreased 2.6% on a lower contribution from Kentucky, and organic average selling prices decreased 3.9%.

Cement Segment: The Cement Segment reported operating income of $20.8 million in the fourth quarter 2020, compared to $20.6 million in the prior year period. The segment reported organic sales volumes and organic average selling prices increased 4.5% and increased 2.8%, respectively, during the fourth quarter 2020 as compared to the prior year period. Adjusted EBITDA increased to $29.8 million in the fourth quarter 2020, compared to $27.9 million in the prior year period as volumes improved relative to the prior year, resulting in lower unit plant costs. In addition, our solid waste processing facility continued to undergo repairs related to an explosion that occurred in April 2020. The Adjusted EBITDA impact from the down time at the facility was approximately $4.0 million in the quarter.

Liquidity and Capital Resources

As of January 2, 2021, the Company had cash on hand of $418.2 million and borrowing capacity under its $345 million revolving credit facility of $329 million. The borrowing capacity on the revolving credit facility is currently fully available to the Company within the terms and covenant requirements of its credit agreement. As of January 2, 2021, the Company had $1.9 billion in debt outstanding.

Financial Outlook

For the full year 2021, Summit is currently projecting Adjusted EBITDA of approximately $490 million to $520 million.

The Company is announcing 2021 capital expenditure guidance of $200 million to $220 million including approximately $25 million to $35 million for greenfield projects.

Webcast and Conference Call Information

Summit Materials will conduct a conference call on Wednesday, February 24, 2021, at 11:00 a.m. eastern time (9:00 a.m. mountain time) to review the Company’s fourth quarter and full year 2020 financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investors section of Summit’s website at investors.summit-materials.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference on February 24, 2021:

Domestic Live: 1-877-823-8690
International Live: 1-825-312-2236
Conference ID:     1994474
Password:     Summit

To listen to a replay of the teleconference, which will be available through March 3, 2021:

Domestic Replay: 1-800-585-8367
International Replay: 1-416-621-4642
Conference ID:     1994474

About Summit Materials

Summit Materials is a leading vertically integrated materials-based company that supplies aggregates, cement, ready-mix concrete and asphalt in the United States and British Columbia, Canada. Summit is a geographically diverse, materials-based business of scale that offers customers a single-source provider of construction materials and related downstream products in the public infrastructure, residential and nonresidential end markets. Summit has a strong track record of successful acquisitions since its founding and continues to pursue growth opportunities in new and existing markets. For more information about Summit Materials, please visit www.summit-materials.com.

Non-GAAP Financial Measures

The Securities and Exchange Commission (“SEC”) regulates the use of “non-GAAP financial measures,” such as Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt which are derived on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). We have provided these measures because, among other things, we believe that they provide investors with additional information to measure our performance, evaluate our ability to service our debt and evaluate certain flexibility under our restrictive covenants. Our Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Free Cash Flow, Net Leverage and Net Debt may vary from the use of such terms by others and should not be considered as alternatives to or more important than net income (loss), operating income (loss), revenue or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

Adjusted EBITDA, Adjusted EBITDA Margin, and other non-GAAP measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are that these measures do not reflect: (i) our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) changes in, or cash requirements for, our working capital needs; (iii) interest expense or cash requirements necessary to service interest and principal payments on our debt; and (iv) income tax payments we are required to make. Because of these limitations, we rely primarily on our U.S. GAAP results and use Adjusted EBITDA, Adjusted EBITDA Margin and other non-GAAP measures on a supplemental basis.

Adjusted EBITDA, Further Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Cash Gross Profit, Adjusted Cash Gross Profit Margin, Adjusted Net Income (Loss), Adjusted Diluted Net Income, Adjusted Diluted EPS, Free Cash Flow, Net Leverage and Net Debt reflect additional ways of viewing aspects of our business that, when viewed with our GAAP results and the accompanying reconciliations to U.S. GAAP financial measures included in the tables attached to this press release, may provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to review our consolidated financial statements in their entirety and not rely on any single financial measure. Reconciliations of the non-GAAP measures used in this press release are included in the attached tables. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “trends,” “plans,” “estimates,” “projects” or “anticipates” or similar expressions that concern our strategy, plans, expectations or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the effect of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be realized. Important factors could affect our results and could cause results to differ materially from those expressed in our forward-looking statements, including but not limited to the factors discussed in the section entitled “Risk Factors” in Summit Inc.’s Annual Report on Form 10-K for the fiscal year ended December 28, 2019 and Quarterly Report on Form 10-Q for the fiscal period ended March 28, 2020, each as filed with the SEC, and any factors discussed in the section entitled “Risk Factors” in any of our subsequently filed SEC filings.

-	the impact of the COVID-19 pandemic, or any similar crisis, on our business;

-	our dependence on the construction industry and the strength of the local economies in which we operate;

-	the cyclical nature of our business;

-	risks related to weather and seasonality;

-	risks associated with our capital-intensive business;

-	competition within our local markets;

-	our ability to execute on our acquisition strategy, successfully integrate acquisitions with our existing operations and retain key employees of acquired businesses;

-	our dependence on securing and permitting aggregate reserves in strategically located areas;

-	declines in public infrastructure construction and delays or reductions in governmental funding, including the funding by transportation authorities and other state agencies;

-	our reliance on private investment in infrastructure, which may be adversely affected by periods of economic stagnation and recession;

-	environmental, health, safety and climate change laws or governmental requirements or policies concerning zoning and land use;

-	costs associated with pending and future litigation;

-	rising prices for commodities, labor and other production and delivery inputs as a result of inflation or otherwise;

-	conditions in the credit markets;

-	our ability to accurately estimate the overall risks, requirements or costs when we bid on or negotiate contracts that are ultimately awarded to us;

-	material costs and losses as a result of claims that our products do not meet regulatory requirements or contractual specifications;

-	cancellation of a significant number of contracts or our disqualification from bidding for new contracts;

-	special hazards related to our operations that may cause personal injury or property damage not covered by insurance;

-	unexpected factors affecting self-insurance claims and reserve estimates;

-	our substantial current level of indebtedness, including our exposure to variable interest rate risk;

-	our dependence on senior management and other key personnel, and our ability to retain and attract qualified personnel;

-	supply constraints or significant price fluctuations in the electricity and petroleum-based resources that we use, including diesel and liquid asphalt;

-	climate change and climate change legislation or regulations;

-	unexpected operational difficulties;

-	interruptions in our information technology systems and infrastructure; including cybersecurity and data leakage risks; and

-	potential labor disputes, strikes, other forms of work stoppage or other union activities.

All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. Any forward-looking statement that we make herein speaks only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
($ in thousands, except share and per share amounts)

	Three months ended		Year ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Revenue:
Product	$490,208	$430,463	$1,824,679	$1,724,462
Service	81,654	75,796	310,075	306,185
Net revenue	571,862	506,259	2,134,754	2,030,647
Delivery and subcontract revenue	52,771	50,269	197,697	191,493
Total revenue	624,633	556,528	2,332,451	2,222,140
Cost of revenue (excluding items shown separately below):
Product	308,354	269,960	1,166,266	1,116,662
Service	57,554	50,627	220,033	218,177
Net cost of revenue	365,908	320,587	1,386,299	1,334,839
Delivery and subcontract cost	52,771	50,269	197,697	191,493
Total cost of revenue	418,679	370,856	1,583,996	1,526,332
General and administrative expenses	84,000	75,420	309,531	275,813
Depreciation, depletion, amortization and accretion	57,560	52,962	221,320	217,102
Gain on sale of property, plant and equipment	(1,822)	(2,636)	(7,569)	(10,665)
Operating income	66,216	59,926	225,173	213,558
Interest expense	25,546	28,086	103,595	116,509
Loss on debt financings	—	—	4,064	14,565
Tax receivable agreement (benefit) expense	(7,559)	16,237	(7,559)	16,237
Other income, net	(1,229)	(3,623)	(3,982)	(11,977)
Income from operations before taxes	49,458	19,226	129,055	78,224
Income tax expense (benefit)	13,148	(17,171)	(12,185)	17,101
Net income	36,310	36,397	141,240	61,123
Net income attributable to Summit Holdings (1)	1,158	726	3,273	2,057
Net income attributable to Summit Inc.	$35,152	$35,671	$137,967	$59,066
Earnings per share of Class A common stock:
Basic	$0.31	$0.32	$1.21	$0.53
Diluted	$0.31	$0.31	$1.20	$0.52
Weighted average shares of Class A common stock:
Basic	114,613,695	112,755,444	114,227,192	112,204,067
Diluted	115,146,597	114,036,924	114,631,768	112,684,718
________________________________________________________
(1) Represents portion of business owned by pre-IPO investors rather than by Summit.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands, except share and per share amounts)

	January 2,	December 28,
	2021	2019
Assets
Current assets:
Cash and cash equivalents	$418,181	$311,319
Accounts receivable, net	254,696	253,256
Costs and estimated earnings in excess of billings	8,666	13,088
Inventories	200,308	204,787
Other current assets	11,428	13,831
Total current assets	893,279	796,281
Property, plant and equipment	1,850,169	1,747,449
Goodwill	1,201,291	1,199,699
Intangible assets	47,852	23,498
Deferred tax assets	231,877	212,333
Operating lease right-of-use assets	28,543	32,777
Other assets	55,000	55,519
Total assets	$4,308,011	$4,067,556
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$6,354	$7,942
Current portion of acquisition-related liabilities	10,265	32,700
Accounts payable	120,813	116,359
Accrued expenses	160,570	120,005
Current operating lease liabilities	8,188	8,427
Billings in excess of costs and estimated earnings	16,499	13,864
Total current liabilities	322,689	299,297
Long-term debt	1,892,347	1,851,057
Acquisition-related liabilities	12,246	19,801
Tax receivable agreement liability	321,680	326,965
Noncurrent operating lease liabilities	21,500	25,381
Other noncurrent liabilities	121,281	100,282
Total liabilities	2,691,743	2,622,783
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 1,000,000,000 shares authorized, 114,390,595 and 113,309,385 shares issued and outstanding as of January 2, 2021 and December 28, 2019, respectively	1,145	1,134
Class B common stock, par value $0.01 per share; 250,000,000 shares authorized, 99 shares issued and outstanding as of January 2, 2021 and December 28, 2019	—	—
Additional paid-in capital	1,264,681	1,234,020
Accumulated earnings	326,772	188,805
Accumulated other comprehensive income	5,203	3,448
Stockholders’ equity	1,597,801	1,427,407
Noncontrolling interest in Summit Holdings	18,467	17,366
Total stockholders’ equity	1,616,268	1,444,773
Total liabilities and stockholders’ equity	$4,308,011	$4,067,556

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
($ in thousands)

	Year ended
	January 2,	December 28,
	2021	2019
Cash flow from operating activities:
Net income	$141,240	$61,123
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion, amortization and accretion	227,817	222,862
Share-based compensation expense	28,857	20,403
Net gain on asset disposals	(7,548)	(10,294)
Non-cash loss on debt financings	4,064	2,850
Change in deferred tax asset, net	(18,384)	16,012
Other	619	(2,135)
Decrease (increase) in operating assets, net of acquisitions and dispositions:
Accounts receivable, net	5,467	(37,049)
Inventories	3,339	8,582
Costs and estimated earnings in excess of billings	4,535	5,558
Other current assets	472	5,465
Other assets	10,264	5,085
(Decrease) increase in operating liabilities, net of acquisitions and dispositions:
Accounts payable	(4,231)	18,903
Accrued expenses	15,476	7,640
Billings in excess of costs and estimated earnings	2,616	1,988
Tax receivable agreement liability	(5,285)	17,291
Other liabilities	(449)	(7,100)
Net cash provided by operating activities	408,869	337,184
Cash flow from investing activities:
Acquisitions, net of cash acquired	(123,477)	(5,392)
Purchases of property, plant and equipment	(177,249)	(177,495)
Proceeds from the sale of property, plant and equipment	14,018	21,173
Other	1,121	(1,095)
Net cash used in investing activities	(285,587)	(162,809)
Cash flow from financing activities:
Proceeds from debt issuances	700,000	300,000
Debt issuance costs	(9,605)	(6,312)
Payments on debt	(674,045)	(270,229)
Payments on acquisition-related liabilities	(33,257)	(33,883)
Proceeds from stock option exercises	1,043	19,076
Other	(907)	(502)
Net cash (used in) provided by financing activities	(16,771)	8,150
Impact of foreign currency on cash	351	286
Net increase in cash	106,862	182,811
Cash and cash equivalents—beginning of period	311,319	128,508
Cash and cash equivalents—end of period	$418,181	$311,319

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Revenue Data by Segment and Line of Business
($ in thousands)

	Three months ended		Year ended
	January 2,	December 28,	January 2,	December 28,
	2021	2019	2021	2019
Segment Net Revenue:
West	$312,895	$249,694	$1,147,921	$1,022,730
East	186,806	186,705	716,211	717,213
Cement	72,161	69,860	270,622	290,704
Net Revenue	$571,862	$506,259	$2,134,754	$2,030,647

Line of Business - Net Revenue:
Materials
Aggregates	$135,461	$115,620	$498,007	$469,670
Cement (1)	68,775	63,455	257,629	266,235
Products	285,972	251,388	1,069,043	988,557
Total Materials and Products	490,208	430,463	1,824,679	1,724,462
Services	81,654	75,796	310,075	306,185
Net Revenue	$571,862	$506,259	$2,134,754	$2,030,647

Line of Business - Net Cost of Revenue:
Materials
Aggregates	$57,378	$44,026	$203,393	$186,724
Cement	34,532	31,726	150,519	149,149
Products	217,474	191,247	814,146	770,533
Total Materials and Products	309,384	266,999	1,168,058	1,106,406
Services	56,524	53,588	218,241	228,433
Net Cost of Revenue	$365,908	$320,587	$1,386,299	$1,334,839

Line of Business - Adjusted Cash Gross Profit (2):
Materials
Aggregates	$78,083	$71,594	$294,614	$282,946
Cement (3)	34,243	31,729	107,110	117,086
Products	68,498	60,141	254,897	218,024
Total Materials and Products	180,824	163,464	656,621	618,056
Services	25,130	22,208	91,834	77,752
Adjusted Cash Gross Profit	$205,954	$185,672	$748,455	$695,808

Adjusted Cash Gross Profit Margin (2)
Materials
Aggregates	57.6%	61.9%	59.2%	60.2%
Cement (3)	47.5%	45.4%	39.6%	40.3%
Products	24.0%	23.9%	23.8%	22.1%
Services	30.8%	29.3%	29.6%	25.4%
Total Adjusted Cash Gross Profit Margin	36.0%	36.7%	35.1%	34.3%
________________________________________________________
(1) Net revenue for the cement line of business excludes revenue associated with hazardous and non-hazardous waste, which is processed into fuel and used in the cement plants and is included in services net revenue. Additionally, net revenue from cement swaps and other cement-related products are included in products net revenue.
(2) Adjusted cash gross profit is calculated as net revenue by line of business less net cost of revenue by line of business. Adjusted cash gross profit margin is defined as adjusted cash gross profit divided by net revenue.
(3) The cement adjusted cash gross profit includes the earnings from the waste processing operations, cement swaps and other products. Cement line of business adjusted cash gross profit margin is defined as cement adjusted cash gross profit divided by cement segment net revenue.

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Volume and Price Statistics
(Units in thousands)

	Three months ended		Year ended
Total Volume	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Aggregates (tons)	16,622	13,325	59,098	53,954
Cement (tons)	600	574	2,286	2,395
Ready-mix concrete (cubic yards)	1,523	1,431	5,740	5,466
Asphalt (tons)	1,550	1,288	5,831	5,568

	Three months ended		Year ended
Pricing	January 2, 2021	December 28, 2019	January 2, 2021	December 28, 2019
Aggregates (per ton)	$10.27	$10.95	$10.77	$10.99
Cement (per ton)	118.44	115.27	116.80	115.03
Ready-mix concrete (per cubic yards)	117.86	114.21	116.47	111.27
Asphalt (per ton)	59.95	58.73	59.76	58.93

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	24.7%	(6.2)%	9.5%	(2.0)%
Cement (per ton)	4.5%	2.8%	(4.6)%	1.5%
Ready-mix concrete (per cubic yards)	6.4%	3.2%	5.0%	4.7%
Asphalt (per ton)	20.3%	2.1%	4.7%	1.4%

	Three months ended		Year ended
	Percentage Change in		Percentage Change in
Year over Year Comparison (Excluding acquisitions)	Volume	Pricing	Volume	Pricing
Aggregates (per ton)	10.7%	(3.6)%	3.6%	(0.5)%
Cement (per ton)	4.5%	2.8%	(4.6)%	1.5%
Ready-mix concrete (per cubic yards)	6.4%	3.2%	5.0%	4.7%
Asphalt (per ton)	20.3%	2.1%	4.7%	1.4%

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Gross Revenue to Net Revenue by Line of Business
($ and Units in thousands, except pricing information)

	Three months ended January 2, 2021
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	16,622	$10.27	$170,756	$(35,295)	$135,461
Cement	600	118.44	71,017	(2,242)	68,775
Materials			$241,773	$(37,537)	$204,236
Ready-mix concrete	1,523	117.86	179,454	(104)	179,350
Asphalt	1,550	59.95	92,898	(72)	92,826
Other Products			97,265	(83,469)	13,796
Products			$369,617	$(83,645)	$285,972

	Year ended January 2, 2021
			Gross Revenue	Intercompany	Net
	Volumes	Pricing	by Product	Elimination/Delivery	Revenue
Aggregates	59,098	$10.77	$636,254	$(138,247)	$498,007
Cement	2,286	116.80	266,989	(9,360)	257,629
Materials			$903,243	$(147,607)	$755,636
Ready-mix concrete	5,740	116.47	668,488	(428)	668,060
Asphalt	5,831	59.76	348,433	(706)	347,727
Other Products			372,830	(319,574)	53,256
Products			$1,389,751	$(320,708)	$1,069,043

SUMMIT MATERIALS, INC. AND SUBSIDIARIES
Unaudited Reconciliations of Non-GAAP Financial Measures
($ in thousands, except share and per share amounts)
The tables below reconcile our net income to Adjusted EBITDA by segment for the three months and years ended January 2, 2021 and December 28, 2019.

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended January 2, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$48,051	$22,629	$25,052	$(59,422)	$36,310
Interest (income) expense	(2,968)	(1,505)	(4,110)	34,129	25,546
Income tax expense	2,763	75	—	10,310	13,148
Depreciation, depletion and amortization	26,572	20,424	8,752	1,022	56,770
EBITDA	$74,418	$41,623	$29,694	$(13,961)	$131,774
Accretion	212	488	90	—	790
Tax receivable agreement benefit	—	—	—	(7,559)	(7,559)
Transaction costs	—	—	—	1,230	1,230
Non-cash compensation	—	—	—	5,738	5,738
Other	(459)	264	—	(1,135)	(1,330)
Adjusted EBITDA	$74,171	$42,375	$29,784	$(15,687)	$130,643
Adjusted EBITDA Margin (1)	23.7%	22.7%	41.3%		22.8%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Three months ended December 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$30,735	$32,859	$23,828	$(51,025)	$36,397
Interest (income) expense	(171)	(463)	(3,094)	31,814	28,086
Income tax expense (benefit)	440	(411)	—	(17,200)	(17,171)
Depreciation, depletion and amortization	22,986	21,411	7,061	1,011	52,469
EBITDA	$53,990	$53,396	$27,795	$(35,400)	$99,781
Accretion	114	273	106	—	493
Tax receivable agreement expense	—	—	—	16,237	16,237
Transaction costs	84	—	—	689	773
Non-cash compensation	—	—	—	4,979	4,979
Other	(278)	(523)	—	(371)	(1,172)
Adjusted EBITDA	$53,910	$53,146	$27,901	$(13,866)	$121,091
Adjusted EBITDA Margin (1)	21.6%	28.5%	39.9%		23.9%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended January 2, 2021
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$178,460	$74,781	$69,484	$(181,485)	$141,240
Interest (income) expense	(5,447)	(3,156)	(13,795)	125,993	103,595
Income tax expense (benefit)	4,287	(283)	—	(16,189)	(12,185)
Depreciation, depletion and amortization	93,279	84,504	36,917	3,982	218,682
EBITDA	$270,579	$155,846	$92,606	$(67,699)	$451,332
Accretion	587	1,701	350	—	2,638
Loss on debt financings	—	—	—	4,064	4,064
Tax receivable agreement benefit	—	—	—	(7,559)	(7,559)
Transaction costs	—	—	—	2,747	2,747
Non-cash compensation	—	—	—	28,857	28,857
Other	(114)	4,728	—	(1,657)	2,957
Adjusted EBITDA	$271,052	$162,275	$92,956	$(41,247)	$485,036
Adjusted EBITDA Margin (1)	23.6%	22.7%	34.3%		22.7%

Reconciliation of Net Income (Loss) to Adjusted EBITDA	Year ended December 28, 2019
by Segment	West	East	Cement	Corporate	Consolidated
($ in thousands)
Net income (loss)	$108,751	$106,307	$75,480	$(229,415)	$61,123
Interest expense (income)	1,734	1,774	(10,489)	123,490	116,509
Income tax expense (benefit)	1,918	(267)	—	15,450	17,101
Depreciation, depletion and amortization	92,737	80,262	37,891	3,996	214,886
EBITDA	$205,140	$188,076	$102,882	$(86,479)	$409,619
Accretion	519	1,141	556	—	2,216
Loss on debt financings	—	—	—	14,565	14,565
Tax receivable agreement expense	—	—	—	16,237	16,237
Transaction costs	96	—	—	2,126	2,222
Non-cash compensation	—	—	—	20,403	20,403
Other	(791)	(1,592)	—	(1,417)	(3,800)
Adjusted EBITDA	$204,964	$187,625	$103,438	$(34,565)	$461,462
Adjusted EBITDA Margin (1)	20.0%	26.2%	35.6%		22.7%
________________________________________________
(1) Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of net revenue.

The table below reconciles our net income attributable to Summit Materials, Inc. to adjusted diluted net income per share for the three months and years ended January 2, 2021 and December 28, 2019. The per share amount of the net income attributable to Summit Materials, Inc. presented in the table is calculated using the total equity interests for the purpose of reconciling to adjusted diluted net income per share.

	Three months ended				Year ended
	January 2, 2021		December 28, 2019		January 2, 2021		December 28, 2019
Reconciliation of Net Income Per Share to Adjusted Diluted EPS	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit	Net Income	Per Equity Unit
Net income attributable to Summit Materials, Inc.	$35,152	$0.30	$35,671	$0.31	$137,967	$1.18	$59,066	$0.51
Adjustments:
Net income attributable to noncontrolling interest	1,158	0.01	726	0.01	3,273	0.03	2,057	0.02
Adjustment to acquisition deferred liability	—	—	—	—	—	—	(2,000)	(0.02)
Loss on debt financings	—	—	—	—	4,064	0.03	14,565	0.13
Adjusted diluted net income before tax related adjustments	36,310	0.31	36,397	0.32	145,304	1.24	73,688	0.64
Tax receivable agreement (benefit) expense	(7,559)	(0.06)	16,237	0.14	(7,559)	(0.06)	16,237	0.14
Changes in unrecognized tax expense (benefit)	—	—	18,885	0.16	(42,422)	(0.37)	18,885	0.16
Adjusted diluted net income	$28,751	$0.25	$71,519	$0.62	$95,323	$0.81	$108,810	$0.94
Weighted-average shares:
Basic Class A common stock	114,213,808		112,755,444		114,014,749		112,204,067
LP Units outstanding	2,986,226		3,278,133		3,060,248		3,372,707
Total equity units	117,200,034		116,033,577		117,074,997		115,576,774

The following table reconciles operating income to Adjusted Cash Gross Profit and Adjusted Cash Gross Profit Margin for the three months and years ended January 2, 2021 and December 28, 2019.

	Three months ended		Year ended
	January 2,	December 28,	January 2,	December 28,
Reconciliation of Operating Income to Adjusted Cash Gross Profit	2021	2019	2021	2019
($ in thousands)
Operating income	$66,216	$59,926	$225,173	$213,558
General and administrative expenses	84,000	75,420	309,531	275,813
Depreciation, depletion, amortization and accretion	57,560	52,962	221,320	217,102
Gain on sale of property, plant and equipment	(1,822)	(2,636)	(7,569)	(10,665)
Adjusted Cash Gross Profit (exclusive of items shown separately)	$205,954	$185,672	$748,455	$695,808
Adjusted Cash Gross Profit Margin (exclusive of items shown separately) (1)	36.0%	36.7%	35.1%	34.3%
_______________________________________________________
(1) Adjusted Cash Gross Profit Margin is defined as Adjusted Cash Gross Profit as a percentage of net revenue.

The following table reconciles net cash provided by operating activities to free cash flow for the three months and years ended January 2, 2021 and December 28, 2019.

	Three months ended		Year ended
	January 2,	December 28,	January 2,	December 28,
($ in thousands)	2021	2019	2021	2019
Net income	$36,310	$36,397	$141,240	$61,123
Non-cash items	77,799	41,330	235,425	249,698
Net income adjusted for non-cash items	114,109	77,727	376,665	310,821
Change in working capital accounts	76,721	95,614	32,204	26,363
Net cash provided by operating activities	190,830	173,341	408,869	337,184
Capital expenditures, net of asset sales	(32,073)	(29,595)	(163,231)	(156,322)
Free cash flow	$158,757	$143,746	$245,638	$180,862

The table below reconciles our Adjusted EBITDA to Further Adjusted EBITDA and our calculation of Net Debt to arrive at our Net Leverage Ratio for the years ended January 2, 2021 and December 28, 2019.

	Year ended
		January 2,		December 28,
($ in thousands)		2021		2019
Adjusted EBITDA		$485,036		$461,462
EBITDA for certain acquisitions (1)		11,448		—
Further Adjusted EBITDA (2)		$496,484		$461,462

Long-term debt, including current portion		$1,916,314		$1,874,255
Acquisition related liabilities		20,073		47,866
Finance leases and other		56,328		56,417
Less: Cash and cash equivalents		(418,181)		(311,319)
Net Debt		$1,574,534		$1,667,219

Net Leverage Ratio (3)	3.2	x	3.6	x
 _______________________________________________________
(1) Under the terms of our credit facilities, we include EBITDA from our acquisitions, net of dispositions, in each fiscal year for periods prior to acquisition.
(2) Further Adjusted EBITDA is defined as Adjusted EBITDA plus the EBITDA contribution for certain recent acquisitions.
(3) Net Leverage Ratio is defined as Net Debt divided by Further Adjusted EBITDA.

Contact:

Karli Anderson
Vice President, Investor Relations
karli.anderson@summit-materials.com
303-515-5152